Exhibit 99.1

Media contact:	Investor contacts:
Richard Silverman, +1 212 632 6285	Michael J. Castellano
richard.silverman@lazard.com	Chief Financial Officer, +1 212 632 8262

Jean Greene, +1 212 632 1905
investorrelations@lazard.com

LAZARD LTD REPORTS FIRST QUARTER RESULTS

M&A REVENUE UP 59%

INCOME FROM CONTINUING OPERATIONS INCREASED 68%

NET INCOME PER SHARE OF $0.51

Highlights

•	Achieved record first quarter operating revenue(a) of $351.1 million, representing an increase of 32% over the first quarter of 2005

•	Achieved record first quarter Mergers and Acquisitions (“M&A”) revenue of $194.0 million, representing an increase of 59% over the first quarter of 2005

•	Achieved record first quarter Asset Management revenue of $124.4 million, representing an increase of 16% over the first quarter of 2005

•	Grew assets under management to a record $95.1 billion from $88.2 billion at the end of 2005, with net inflows of $863 million during the first quarter

•	Increased operating income(b) by 108% to $78.1 million

•	Increased pro forma net income on a fully exchanged basis by 68% to $52.5 million or $0.51 per common share (diluted)

•	Increased income from continuing operations before exchange of outstanding exchangeable interests by 68% to $19.7 million or $0.51 per common share (diluted)

NEW YORK, May 9, 2006 – Lazard Ltd (NYSE: LAZ) today announced financial results for the first quarter ended March 31, 2006. Pro forma net income, assuming full exchange of outstanding exchangeable interests, increased 68% to $52.5 million, or $0.51 per common share (diluted), from $31.3 million, or $0.31 per common share (diluted), for the first quarter of 2005. Operating revenue(a) increased 32% to $351.1 million compared to $265.5 million for the first quarter of 2005, resulting from growth in both our Financial Advisory and Asset Management businesses. For the first quarter of 2006 compared to the first quarter of 2005, Financial Advisory revenue increased 41%, driven by 59% growth in M&A revenue, and Asset Management revenue increased 16%.

(a)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(b)	Operating income is after interest expense and before income taxes and minority interests.

Operating income increased 108% to $78.1 million for the first quarter of 2006 compared to pro forma $37.5 million for the first quarter of 2005. Income from continuing operations before exchange of outstanding exchangeable interests increased 68% to $19.7 million, or $0.51 per common share (diluted), compared to pro forma $11.7 million, or $0.31 per common share (diluted), for the first quarter of 2005.

“The positive momentum across the firm continues, reflecting the investments we have made. Both our Financial Advisory and Asset Management businesses produced record first quarter revenue,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. “These excellent results, once again, demonstrate the depth and breadth of our client relationships. The global reach and scale of the Lazard independent advice model continues to drive strong performance, enhancing shareholder value.”

Steven J. Golub, Lazard’s Vice Chairman, noted, “We are pleased to have announced another strong quarter, building on Lazard’s growing track record of solid execution and financial results. The investments we have made in each of our businesses, and across geographies, have strengthened our competitive position. We continue to see opportunities for success in this increasingly robust market environment.”

Lazard believes that pro forma results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods. See sections “Historical Results” and “Basis of Historical and Pro Forma Information” later in this release for a discussion of Lazard’s historical results and the basis of presentation for Lazard Ltd’s historical and pro forma financial information.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Net Revenue

Financial Advisory

Lazard’s Financial Advisory business encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. This revenue is reflected in our financial statements.

Financial Advisory revenue increased 41% to $222.1 million for the first quarter of 2006, a record level for first quarter Financial Advisory revenue, compared to $157.3 million for the first quarter of 2005, driven by strong M&A performance. Corporate Finance and Other revenue also experienced significant growth.

M&A

M&A revenue was $194.0 million for the first quarter of 2006, representing a 59% increase from $122.3 million in the first quarter of 2005 and a 6% increase from $183.0 million in the fourth quarter of 2005. This strong performance reflects a continuing increase in our productivity and strength in the overall mergers and acquisitions market environment. The first quarter of 2006 represents our best quarterly performance in M&A revenue since the fourth quarter of 2000. Additionally, this is the first time that our first quarter M&A revenue has exceeded the level achieved in the fourth quarter of the previous year, reflecting a large level of completed transactions in the first quarter.

Completed M&A transactions in the first quarter of 2006 included the following transactions on which Lazard advised:

•	ITV in its £5.4 billion defense against the approach by a private equity consortium

•	MCI’s $8.8 billion merger with Verizon Communications

•	Prentiss Properties’ $3.3 billion sale to Brandywine Realty Trust

•	Maytag’s $2.7 billion sale to Whirlpool

•	Marconi’s £1.2 billion sale of its telecommunications equipment and international services businesses to Ericsson

•	CDC IXIS, a member of the CGW consortium, in the €1.6 billion sale of Technical SAS’s real estate portfolio to Bail Investissement

•	The Town & Country Trust’s $1.5 billion sale to affiliates of Morgan Stanley Real Estate and Onex Real Estate

•	Pfizer’s $1.3 billion acquisition of the Sanofi-Aventis worldwide rights to Exubera

•	Montagu Private Equity’s €1.0 billion acquisition of BSN Medical from Smith & Nephew and Beiersdorf

•	Bon-Ton’s $1.1 billion acquisition of the Northern Department Store Group of Saks

Among the pending M&A transactions announced since the beginning of the year on which Lazard is advising are the following transactions:

•	Gaz de France’s €37.8 billion merger with Suez

•	Caisse d’Epargne’s exclusive negotiations with Groupe Banque Populaire for the creation of NATIXIS

•	Abertis Infraestructuras’ €22.9 billion merger of equals with Autostrade

•	Cerberus’ $14.0 billion consortium acquisition of a controlling stake in GMAC

•	Fisher Scientific’s $12.8 billion merger with Thermo Electron

•	KeySpan’s $11.8 billion sale to National Grid

•	International Paper’s $6.1 billion sale of 5.1 million acres of U.S. forestlands

•	Nippon Sheet Glass’s £3.4 billion acquisition of Pilkington

•	Gambro’s SEK32.3 billion sale to Investor AB and EQT IV

•	Education Management’s $3.1 billion sale to Providence Equity Partners and Goldman Sachs Capital Partners

•	Thales’s €1.7 billion acquisition of Alcatel’s activities in satellites and critical security systems

•	Saint-Gobain’s $745 million divestiture of Saint-Gobain Calmar to MeadWestvaco

Financial Restructuring

Financial Restructuring revenue was $13.6 million for the first quarter of 2006, compared to $24.1 million for the first quarter of 2005. Despite several high-profile bankruptcy filings, global restructuring activity has been declining, with the global corporate default rate near all-time low levels.

Recently announced Restructuring assignments include our retention to assist Eagle Family Foods in the evaluation of financial alternatives. We are continuing our work on a number of Restructuring assignments, including those involving Calpine’s Unsecured Creditors Committee, Collins & Aikman, Eurotunnel, Meridian Automotive, Northwest Airlines Creditors Committee, Olympic Airlines, SunCom Wireless, Tower Automotive and the UAW with regard to alternatives for restructuring Ford Motor Company’s post-retirement healthcare obligations to UAW members.

Asset Management

Asset Management revenue increased 16% to $124.4 million for the first quarter of 2006, a record first quarter level, compared with $106.9 million for the first quarter of 2005.

Management fees increased 8% to $103.8 million for the first quarter compared with $95.7 million for first quarter of 2005. The increase was driven by growth in average assets under management. Average assets under management rose 6% for the first quarter of 2006 to $91.7 billion from $86.3 billion for the first quarter of 2005. Assets under management at the end of the first quarter of 2006 were a record $95.1 billion, representing an increase of 8% from year-end 2005, due principally to market appreciation. The first quarter of 2006 experienced net inflows of $863 million.

Incentive fees were $6.5 million for the first quarter of 2006, compared with $4.8 million for the first quarter of 2005. Incentive fees are recorded on the measurement date, which for most of our funds that are subject to incentive fees falls in the fourth quarter.

Other Asset Management revenue includes $5.3 million relating to interests in Lazard Asset Management (“LAM”) general partnerships held directly by certain of our managing directors which is also deducted as minority interest expense.

Expenses

Compensation and Benefits

The compensation and benefits expense to operating revenue ratio measured 57.0% for the first quarter of 2006, compared to pro forma 57.5% for the first quarter of 2005. Compensation and benefits expense increased 31% to $200.1 million for the first quarter of 2006, compared with pro forma $152.7 million for the first quarter of 2005, reflecting an increase in operating revenue. The increase in compensation and benefits expense was slightly lower than the increase in operating revenue of 32%.

Non-Compensation

Non-compensation expenses were $58.0 million or 16.5% of operating revenue for the first quarter of 2006, compared with pro forma $55.9 million or 21.1% of operating revenue for first quarter of 2005. The decrease in the ratio reflects operating leverage from higher operating revenue. The increase in non-compensation expenses primarily reflects increased costs associated with being a public company.

Provision for Income Taxes

The provision for income taxes was $15.9 million for the first quarter of 2006, compared with a pro forma provision for income taxes of $7.5 million for the corresponding 2005 period. The effective tax rates for the first quarters of 2006 and 2005 were 20.4% and pro forma 19.9%, respectively. On a fully exchanged basis, the pro forma effective tax rates for each of the first quarters of 2006 and 2005, was 28%.

Minority Interest

Minority interest expense was $5.3 million in the first quarter of 2006, representing the LAM general partnership interests held by certain of our managing directors, compared to a pro forma benefit of $4.3 million in the first quarter of 2005.

During the first quarter of 2006, we reached agreement with Banca Intesa S.p.A. to end our strategic alliance in Italy, which is expected to close during the second quarter. This outcome is expected to accelerate the integration of Lazard’s Italian business within the firm’s international network.

Pro Forma Non-GAAP Information

The unaudited pro forma financial information for the first quarter of 2005 is included for informational purposes only and does not purport to reflect the results of operations of Lazard Ltd that would have occurred had it operated as a separate, independent company during the periods presented. Actual results might have differed from pro forma results if Lazard Ltd had operated independently. The pro forma consolidated financial information should not be relied upon as being indicative of Lazard Ltd’s results of operations had the transactions contemplated in connection with the separation and recapitalization transactions, including the IPO and the additional financing transactions, been completed on the date assumed. The pro forma financial information also does not project the results of operations for any future periods.

The pro forma information on a fully exchanged basis is included since Lazard believes it provides the most meaningful basis for comparison among present, historical and future periods.

Historical Results

Historical net income is reported as a historical partnership until the IPO on May 10, 2005 and for periods prior to the IPO does not include payments for services rendered by managing directors as compensation expense, a provision for U.S. federal income taxes and a charge for the minority interest relating to the outstanding exchangeable interests. Such payments, tax provisions and minority interest expense are included in subsequent periods. Therefore, historical results for periods prior to the IPO on May 10, 2005 and subsequent to the IPO are not comparable. Notwithstanding such lack of comparability, historical income from continuing operations decreased 75.5% to $19.7 million for the first quarter of 2006 from $80.2 million for the first quarter of 2005, reflecting these significant differences in reporting payments for services rendered by managing directors and in tax provisions and minority interest expense.

On an historical basis, compensation and benefits increased 89% to $200.1 million for the first quarter of 2006, respectively, compared with $105.9 million for the corresponding 2005 period. As described above, historical compensation and benefits are not on a comparable basis between periods prior to the IPO and subsequent to the IPO. Prior to the IPO, payments for services rendered by all managing directors and by employee members of LAM were not included in compensation and benefits expense whereas for periods subsequent to the IPO they are included.

On an historical basis, the provision for income taxes for the first quarter of 2006 was $15.9 million, compared with a tax provision of $7.8 million for the corresponding period in 2005.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Basis of Historical and Pro Forma Information

In connection with the IPO on May 10, 2005, Lazard Ltd and its subsidiaries entered into a series of separation and recapitalization transactions, including the separation of its Capital Markets and Other activities from Lazard Group LLC, a Delaware limited liability company that holds Lazard Ltd’s businesses. As a result of completing the IPO, Lazard Ltd has no material operating assets other than its indirect ownership of the common membership interests of Lazard Group and its managing member interest in Lazard Group. As of March 31, 2006, the Lazard Group common membership interests were held 37.6% by Lazard Ltd and 62.4% by LAZ-MD Holdings which are effectively exchangeable over time, on a one-for-one basis, for shares of Lazard Ltd common stock. LAZ-MD Holdings is a holding company owned by current and former managing directors of Lazard Group.

Under generally accepted accounting principles in the United States (“U.S. GAAP”), Lazard’s historical consolidated financial statements reflect the historical results of operations of Lazard Group, including the separated businesses, until May 10, 2005, which was the effective date of the separation. The separated businesses are presented as discontinued operations as required under U.S. GAAP.

The historical financial statements for the period prior to the IPO do not reflect what the results of operations of Lazard Ltd or Lazard Group would have been had these companies operated as separate, independent public entities for the period prior to the IPO. In addition, the historical results of operations for periods prior to and subsequent to the IPO are not on a comparable basis. Specifically, for periods prior to the IPO the historical results of operations under U.S. GAAP do not give effect to the following matters:

•	Payments for services rendered by Lazard’s managing directors, which, as a result of Lazard operating as a limited liability company, had been accounted for prior to the IPO as distributions from members’ capital, or, in some cases, as minority interest, rather than as compensation and benefits expense, and

•	U.S. corporate federal income taxes, since Lazard has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes.

For periods subsequent to the IPO, the historical results of operations under U.S. GAAP include:

•	Payments for services rendered by managing directors within compensation and benefits expense,

•	Provision for U.S. federal income taxes, and

•	Allocation of profits to LAZ-MD Holdings’ membership interests in Lazard Group as minority interest.

The unaudited pro forma condensed consolidated statements of income information contained in this press release present Lazard’s historical financial information adjusted to reflect the separation and recapitalization transactions, including the IPO and the additional financing transactions, assuming they had been completed as of January 1, 2005. The adjustments also include:

•	Payments for services rendered by managing directors,

•	Income taxes Lazard expects to pay as a corporation, and

•	Minority interest expense reflecting LAZ-MD Holdings’ ownership of the Lazard Group common membership interests.

LAZARD LTD

OPERATING REVENUE

	Three Months Ended March 31,
	2006	Pro Forma 2005	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A	$193,983	$122,311	$71,672	59%
Financial Restructuring	13,593	24,148	(10,555)	(44)%
Corporate Finance and Other	14,555	10,800	3,755	35%

Total	222,131	157,259	64,872	41%

Asset Management
Management Fees	103,805	95,746	8,059	8%
Incentive Fees	6,483	4,820	1,663	35%
Other Revenue	14,114	6,297	7,817	124%

Total	124,402	106,863	17,539	16%

Corporate	(10,275)	(17,966)	7,691	—

Net Revenue	336,258	246,156	90,102	37%

Less - LAM GP Related Revenue	(5,259)	—	(5,259)	—
Add - Non-LFB Interest Expense	20,124	19,373	751	—

Operating Revenue	$351,123	$265,529	$85,594	32%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2006	Pro Forma 2005
	($ in thousands, except per share data)
Total revenue	$354,998	$270,007
LFB interest expense	(3,875)	(4,478)

Operating revenue	351,123	265,529
LAM GP related revenue	5,259	—
Other interest expense	(20,124)	(19,373)

Net revenue	336,258	246,156
Operating expenses:
Compensation and benefits	200,139	152,679
Premises and occupancy costs	16,591	16,383
Professional fees	14,877	8,858
Travel and entertainment	8,887	8,975
Other	17,648	21,733

Operating expenses	258,142	208,628

Operating income from continuing operations	78,116	37,528

Provision for income taxes	15,940	7,458

Income before minority interest in net income	62,176	30,070
Minority interest in net income (excluding LAZ-MD) (a)	5,262	(4,274)
Minority interest in net income (LAZ-MD only)	37,228	22,609

Income from continuing operations	$19,686	$11,735

Income from continuing operations assuming full exchange of exchangeable interests	$52,454	$31,294

Weighted average shares outstanding:
Basic	37,502,889	37,500,000
Diluted	41,042,544	100,000,000

Net income per share - income from continuing operations:
Basic	$0.52	$0.31
Diluted	$0.51	$0.31

Pro forma weighted average shares outstanding, assuming full exchange of exchangeable interests:
Basic	99,621,638	100,000,000
Diluted	103,161,293	100,000,000

Pro forma net income per share - income from continuing operations, assuming full exchange of exchangeable interests:
Basic	$0.53	$0.31
Diluted	$0.51	$0.31

(a)	Primarily includes (i) charges related to the consolidation of LAM related GPs of $5,259 in the three months ended March 31, 2006, and (ii) credits relating to our strategic alliance in Italy of $4,357 in the three months ended March 31, 2005.

LAZARD LTD

UNAUDITED HISTORICAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Historical net income is reported as a historical partnership until the IPO on May 10, 2005 and does not include payments for services rendered by managing directors as compensation expense and a provision for U.S. federal income taxes. In addition, historical net income for periods prior to the IPO do not include a charge for the minority interest in net income relating to the outstanding exchangeable interests. Such payments, tax provisions and minority interest in net income are included in subsequent periods. Therefore, historical results for periods prior to the IPO on May 10, 2005 and subsequent to the IPO are not comparable.

	Three Months Ended March 31,
	2006	2005
	($ in thousands, except per share data)
Total revenue	$354,998	$270,007
LFB interest expense	(3,875)	(4,478)

Operating revenue	351,123	265,529
LAM GP related revenue	5,259	—
Other interest expense	(20,124)	(5,430)

Net revenue	336,258	260,099
Operating expenses:
Compensation and benefits	200,139	105,881
Premises and occupancy costs	16,591	16,383
Professional fees	14,877	8,858
Travel and entertainment	8,887	8,975
Other	17,648	21,733

Operating expenses	258,142	161,830

Operating income from continuing operations	78,116	98,269

Provision for income taxes	15,940	7,803

Income before minority interest in net income	62,176	90,466
Minority interest in net income (excluding LAZ-MD) (a)	5,262	10,260
Minority interest in net income (LAZ-MD only)	37,228	—

Income from continuing operations	19,686	80,206
Loss from discontinued operations (net of income taxes)	—	(6,850)

Net Income	$19,686	$73,356

Weighted average shares outstanding:
Basic	37,502,889	—
Diluted	41,042,544	—

Net income per share from continuing operations:
Basic	$0.52	—
Diluted	$0.51	—

(a)	Primarily includes (i) charges related to the consolidation of LAM related GPs of $5,259 in the three months ended March 31, 2006, (ii) credits relating to our strategic alliance in Italy of $4,357 in the three months ended March 31, 2005, and (iii) payments for services rendered by our managing directors and employee members of LAM of $14,534 in the three months ended March 31, 2005.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Month Period Ended March 31, 2006
	Historical		Pro Forma Adjustment for Full Exchange		Pro Forma as Adjusted, After Full Exchange
	($ in thousands, except per share data)
Total revenue	$354,998		$—		$354,998
LFB interest expense	(3,875)		—		(3,875)

Operating revenue	351,123		—		351,123
LAM GP related revenue	5,259	(a)	—		5,259
Other interest expense	(20,124)		—		(20,124)

Net revenue	336,258		—		336,258
Operating expenses:
Compensation and benefits	200,139		—		200,139
Premises and occupancy costs	16,591		—		16,591
Professional fees	14,877		—		14,877
Travel and entertainment	8,887		—		8,887
Other	17,648		—		17,648

Operating expenses	258,142		—		258,142

Operating income from continuing operations	78,116		—		78,116

Provision for income taxes	15,940		4,460	(j)	20,400

Income before minority interest in net income	62,176		(4,460)		57,716
Minority interest in net income (excluding LAZ-MD)	5,262		—		5,262
Minority interest in net income (LAZ-MD only)	37,228		(37,228	) (k)	—

Net income	$19,686		$32,768		$52,454

Weighted average shares outstanding:
Basic	37,502,889	(g)			99,621,638	(l)
Diluted	41,042,544	(h)			103,161,293	(m)
Net income per share:
Basic	$0.52	(i)			$0.53	(n)
Diluted	$0.51	(i)			$0.51	(n)

See Notes to Unaudited Condensed Consolidated Statements of Income

LAZARD LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Month Period Ended March 31, 2005
	Historical		Pro Forma Adjustments		Pro Forma as Adjusted, Prior to Full Exchange		Pro Forma Adjustment for Full Exchange		Pro Forma as Adjusted, After Full Exchange
	($ in thousands, except per share data)
Total revenue	$270,007		$—		$270,007		$—		$270,007
LFB interest expense	(4,478)		—		(4,478)		—		(4,478)

Operating revenue	265,529		—		265,529		—		265,529
LAM GP related revenue	—		—		—		—		—
Other interest expense	(5,430	) (b)	(13,943	) (c)	(19,373)		—		(19,373)

Net revenue	260,099		(13,943)		246,156		—		246,156
Operating expenses:
Compensation and benefits	105,881		46,798	(d)	152,679		—		152,679
Premises and occupancy costs	16,383		—		16,383		—		16,383
Professional fees	8,858		—		8,858		—		8,858
Travel and entertainment	8,975		—		8,975		—		8,975
Other	21,733		—		21,733		—		21,733

Operating expenses	161,830		46,798		208,628		—		208,628

Operating income from continuing operations	98,269		(60,741)		37,528		—		37,528

Provision for income taxes	7,803		(345	) (e)	7,458		3,050	(j)	10,508

Income before minority interest in net income	90,466		(60,396)		30,070		(3,050)		27,020
Minority interest in net income (excluding LAZ-MD)	10,260		(14,534	) (d)	(4,274)		—		(4,274)
Minority interest in net income (LAZ-MD only)	—		22,609	(f)	22,609		(22,609	) (k)	—

Income from continuing operations	$80,206		($68,471)		$11,735		$19,559		$31,294

Weighted average shares outstanding:
Basic					37,500,000	(g)			100,000,000	(l)
Diluted					100,000,000	(h)			100,000,000	(m)
Net income per share:
Basic					$0.31	(i)			$0.31	(n)
Diluted					$0.31	(i)			$0.31	(n)

See Notes to Unaudited Condensed Consolidated Statements of Income

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Income

(a)	LAM GP related revenue relates to interests in LAM general partnerships held directly by various of our managing directors which is also deducted in minority interests.

(b)	Interest expense includes accrued dividends related to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001, which amounted to $2,000 for the three months ended March 31, 2005.

(c)	Reflects net incremental interest expense related to the May 2005 separation and recapitalization transactions, including the financing transactions and the amortization of capitalized costs associated with the financing transactions.

(d)	Reflects payments for services rendered by our employee members of LAM and managing directors, which prior to the IPO were accounted for as either distributions from members’ capital or as minority interest expense. Following the completion of the IPO, our policy is that our employee compensation and benefits expense, including that payable to our managing directors, will not exceed 57.5% of operating revenue each year (although we retain the ability to change this policy in the future).

(e)	Represents (i) a tax benefit related to the reclassification of LAM minority interest, (ii) the net income tax impact associated with the separation and recapitalization transactions and (iii) an adjustment for Lazard Ltd entity-level taxes.

(f)	Represents the adjustment for LAZ-MD Holdings’ ownership of the Lazard Group common membership interests.

(g)	For basic net income per share, the weighted average shares outstanding represents primarily the 37,500,000 shares of Class A common stock outstanding immediately following the equity public offering.

(h)	For diluted net income per share, the three month period ended March 31, 2006 includes, (i) incremental shares issuable from non-vested stock unit awards, and (ii) the shares issuable with respect to the exercise of the purchase contracts associated with the equity security units offered in the ESU offering and the IXIS ESU placement. The LAZ-MD Holdings exchangeable interests on an as-if-exchanged basis have been excluded, because, under the as-if-exchanged method of accounting, such securities are not dilutive.

For diluted net income per share for the three months ended March 31, 2005, the weighted average shares outstanding includes LAZ-MD Holdings exchangeable interests on an as-if-exchanged basis and excludes the shares issuable with respect to the exercise of the purchase contracts associated with the equity security units offered in the ESU offering and the IXIS ESU placement because, under the treasury stock method of accounting, such securities are not dilutive.

(i)	Calculated after considering the impact of all the pro forma adjustments described above and based on the weighted average basic and diluted shares outstanding, as applicable, as described in notes (g) and (h) above.

(j)	Represents an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests, as of January 1, 2005.

(k)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2005.

(l)	For basic net income per share, as if the LAZ-MD Holdings exchangeable interests were fully exchanged as of January 1, 2005, the weighted average shares outstanding includes shares of Class A Common Stock outstanding immediately following the equity public offering and shares issuable to LAZ-MD Holdings’ in exchange for its membership interests in Lazard Group, exchangeable on a one-for-one basis for Class A Common Stock less, for the three month period ended March 31, 2006, the impact of the repurchase of interests in LAZ-MD Holdings on July 26, 2005.

(m)	For diluted net income per share, as if the LAZ-MD Holdings exchangeable interests were fully exchanged as of January 1, 2005, the weighted average shares outstanding includes shares of Class A Common Stock outstanding immediately following the equity public offering, shares issuable to LAZ-MD Holdings’ in exchange for its membership interests in Lazard Group, exchangeable on a one-for-one basis for Class A Common Stock less, for the three month period ended March 31, 2006, the impact of the repurchase of interests in LAZ-MD Holdings on July 26, 2005 and, for the period ended March 31, 2006, incremental shares issuable from non-vested stock unit awards and shares issuable with respect to the exercise of the purchase contracts associated with the equity security units offered in the ESU offering.

(n)	Calculated after considering the impact of all the pro forma adjustments described above and based on the weighted average basic and diluted shares outstanding, as applicable, as described in notes (l) and (m) above.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

AS OF MARCH 31, 2006

($ in thousands)

ASSETS
Cash and cash equivalents	$404,172
Cash and securities segregated for regulatory purposes	20,460
Securities owned - at fair value	349,229
Receivables	638,973
Other assets	365,210

Total assets	$1,778,044

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIENCY)
Payables	$548,129
Accrued compensation and benefits	179,727
Other liabilities	549,887
Senior notes:
Underlying equity security units	437,500
Others	578,017
Subordinated loans	200,000

Total liabilities	2,493,260
Commitments and contingencies
Minority interest	107,018

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common stock:
Class A, par value $ .01 per share	375
Class B, par value $ .01 per share
Additional paid-in capital	(859,877)
Accumulated other comprehensive income (loss), net of tax	(27,785)
Retained earnings	65,053

Total stockholders’ equity (deficiency)	(822,234)

Total liabilities and stockholders’ equity (deficiency)	$1,778,044

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND NET INCOME FOR BASIC & DILUTED E.P.S.

BEFORE FULL EXCHANGE

	Three Month Period Ended March 31, 2006				Pro Forma Three Month Period Ended March 31, 2005
	Weighted Average Shares Outstanding	Net Income		Net Income Per Share	Weighted Average Shares Outstanding	Net Income (a)		Net Income Per Share (a)
	($ in thousands, except per share data)
Amounts as reported for basic net income per share	37,502,889	$19,686		$0.52	37,500,000	$11,735		$0.31

Amounts applicable to LAZ-MDexchangeable interests:
Share of Lazard Group net income						22,609	(b)
Additional Corporate tax						(3,050	) (c)
Shares issuable					62,500,000
Equity security units	3,003,074	958	(d)

Restricted stock units	536,581	167	(d)

Amounts as reported for diluted net income per share (e)	41,042,544	$20,811		$0.51	100,000,000	$31,294		$0.31

ASSUMING PRO FORMA FULL EXCHANGE AS OF JANUARY 1, 2005

	Three Month Period Ended March 31, 2006			Three Month Period Ended March 31, 2005
	Weighted Average Shares Outstanding	Net Income	Net Income Per Share	Weighted Average Shares Outstanding	Net Income (a)	Net Income Per Share (a)
	($ in thousands, except per share data)
Amounts as reported for basic net income per share	99,621,638	$52,454	$0.53	100,000,000	$31,294	$0.31

Equity security units	3,003,074
Restricted stock units	536,581

Amounts as reported for diluted net income per share (e)	103,161,293	$52,454	$0.51	100,000,000	$31,294	$0.31

(a)	For the three month period ended March 31, 2005, net income excludes loss from discontinued operations.
(b)	Approximately 62.5% of the pro forma Lazard Group net income of $36,174 for the three months ended March 31, 2005.
(c)	Based on pro forma Lazard Group operating income of $37,528 for the three month period ended March 31, 2005.
(d)	Change in Lazard Group net income allocable to Lazard Ltd resulting from incremental shares.
(e)	The LAZ-MD exchangeable interests were antidilutive for the three month period ended March 31, 2006, consequently the effect of their conversion to shares of Class A Common Stock has been excluded from diluted earnings per share during such period. The ESUs were antidilutive for the three month periods ended March 31, 2005.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	($ in millions)
Equities	$77,997	$70,896	$69,154	$66,077	$69,724
Fixed Income	10,884	11,113	11,454	11,211	11,314
Alternative Investments	3,515	3,394	3,204	3,054	2,921
Merchant Banking	796	826	801	801	523
Cash	1,941	2,005	1,979	1,869	1,775

Total AUM	$95,133	$88,234	$86,592	$83,012	$86,257

	Three Months Ended March 31,		Year Ended December 31, 2005
	2006	2005
	($ in millions)		($ in millions)
AUM - Beginning of Period	$88,234	$86,435	$86,435
Net Flows	863	346	(4,198)
Market Appreciation	5,757	(43)	7,355
Foreign Currency Adjustments	279	(481)	(1,358)

AUM - End of Period	$95,133	$86,257	$88,234

Average AUM (note)	$91,684	$86,346	$86,106

Note:	Average AUM is based on an average of quarterly ending balances for the respective periods

LAZARD LTD

SCHEDULE OF PRO FORMA INCOME TAX PROVISION

ALLOCATION OF OPERATING INCOME

	Three Months Ended March 31,
	2006	Pro Forma 2005
	($ in thousands)
Operating income:
Lazard Group	$78,250	$37,528
Lazard Ltd	(134)	—

Total	$78,116	$37,528

Operating income allocable to Lazard Ltd:
Lazard Group (a)	$29,458	$14,073
Lazard Ltd (100%)	(134)	—

Total	$29,324	$14,073

Operating income allocable to LAZ-MD Holdings:
Lazard Group (b)	$48,792	$23,455

PRO FORMA INCOME TAX PROVISION PRIOR TO FULL EXCHANGE

	Three Months Ended March 31,
	2006	2005
	($ in thousands)
Lazard Ltd’s entity level taxes (28%) (c)	$7,657	$3,940
Flow through provision for Lazard Group income taxes applicable to
LAZ-MD Holdings’ ownership (b) - effective tax rates of 17.0% and 15.0% for the three month periods ended March 31, 2006 and 2005, respectively	8,283	3,518

Total pro forma provision for income taxes	$15,940	$7,458

Lazard Ltd consolidated effective tax rate	20.4%	19.9%

(a)	Approximately 37.6% and 37.5% for the three months ended March 31, 2006 and 2005, respectively.
(b)	Approximately 62.4% and 62.5% for the three months ended March 31, 2006 and 2005, respectively.
(c)	Lazard Ltd’s entity level taxes is 28% of operating income less Lazard Ltd’s share of LAM GP related revenues which is $1,980 and $0, for the three months ended March 31, 2006 and 2005, respectively.